Exhibit 10(h)
FORM OF
PHANTOM UNIT AGREEMENT

THIS PHANTOM UNIT AGREEMENT (this “Agreement”) is by and between Magellan GP, LLC (the “Company”) and [Employee Name] (the “Participant”).

1.
Grant of Phantom Units. The Company hereby grants to the Participant effective February 1, 2016 (the “Effective Date”), subject to the terms and conditions of the Magellan Midstream Partners Long-Term Incentive Plan, as amended and restated (the “Plan”), and this Agreement, the right to be eligible to receive a target grant of [number of units] Phantom Units, with tandem distribution equivalent rights (“DERs”), of Magellan Midstream Partners, L.P. (the “Partnership”). The number of Units (as defined herein) received at the end of the Restricted Period (as defined herein) will be determined based on performance criteria, employment status at that time and any other relevant provisions of the Plan and this Agreement. These Units, including the tandem DERs, are referred to in this Agreement as “Phantom Units” during the Restricted Period and “Units” after the Restricted Period. Until the Phantom Units vest and are paid, the Participant shall have no rights as a unitholder of the Partnership with respect to the Phantom Units.

2.
Incorporation of Plan. The Plan is incorporated herein by reference and all capitalized terms used, but not defined, herein shall have the meanings set forth in the Plan. The Participant acknowledges receipt of a copy of the Plan and hereby accepts the Phantom Units subject to all the terms and provisions of the Plan and this Agreement.

3.
Compensation Committee of the Board Decisions and Interpretations. The Participant agrees to accept as binding, conclusive and final all decisions and interpretations of the compensation committee (the “Committee”) of the board of directors (the “Board”) of the Company with respect to any questions arising under the Plan and this Agreement.

4.	Restricted Period of Phantom Units. The Restricted Period begins with the Effective Date and ends with the first of the following events to occur:

a.	December 31, 2018; or

b.
Your Termination of Affiliation (excluding any transfer to an Affiliate of the Company) with the Company, voluntarily for Good Reason, or involuntarily (other than due to Cause) within two years following a Change of Control as set forth in the Plan.

5.	Payment of Phantom Units.

a.
Eligibility. To be eligible to receive payment of the Units at the end of the Restricted Period, the Participant must be employed by the Company or its Affiliates at the end of the Restricted Period, or must have terminated employment during the Restricted Period due to Retirement, death or Disability.

b.
Determination of Payout Amount. The final determination of the payout level of the Phantom Units will be based upon the performance metric outlined in Paragraph 7 below and additional conditions outlined in Paragraph 8 below.

c.
DERs. At the end of the Restricted Period, the Company will pay to the Participant the value of the DERs on the gross number of Units received pursuant to the terms of this Agreement. The value of the DERs shall be the amount of all distributions per Unit that would have been earned and paid during the Restricted Period on the gross number of Units received, and no interest shall be paid on such amount. Such payment of the DERs shall be in cash and subject to minimum tax withholding requirements.

d.
Timing of Payout. Subject to legal or contractual obligations, the Company will deliver to the Participant, or the Participant’s legal representative, as soon as practicable after the final determination of payout levels by the Committee, a number of Units equal in value to the number of Phantom Units calculated pursuant to Paragraphs 7 and 8, less the number of Units required to cover the minimum tax withholding requirements.

6.
Termination of Employment Due to Retirement, Death or Disability. In the event a Participant’s employment with the Company or its Affiliates terminates prior to the end of the Restricted Period due to Retirement, death or Disability, the initial target grant of Phantom Units will be prorated based upon the Participant’s months of employment between January 1, 2016 and December 31, 2018. Such prorated amount will continue to be restricted and subject to the terms of this Agreement until the Restricted Period ends as provided in Section 4.a above. All Phantom Units in excess of the prorated amount shall be forfeited.

7.	Performance Metric.

Payout Schedule
	Threshold 50% Payout Level	Target 100% Payout Level	Stretch 200% Payout Level
2018 Distributable Cash Flow (“DCF”) per Unit	$X.XX	$X.XX	$X.XX
(excluding commodities)

8.	Determination of Payout Level.

(i)
The number of Units to be paid to the Participant will be determined based on performance relative to the performance metric payout schedule in Paragraph 7. No payout will occur for results below the 50% payout level. The payout for results achieved between each payout level will be interpolated.

(ii)
The number of Units to be paid to the Participant will be subject to an increase or reduction of up to 50% based upon Total Unitholder Return (“TUR”) relative to a group of large-cap master limited partnerships deemed by the Board as the Performance Peer Group.

DCF Metric Performance	TUR Adjustment	Final Metric Payout Range
Above Threshold but Below Target Results	+/- 20%*	50% - 130% Payout
At or Above Target but Below Stretch Results	+/- 30%	70% - 230% Payout
Stretch Results	+/- 50%	150% - 250% Payout
*To the extent awards reach the threshold payout level, the TUR adjustment will not take the final payout below the Threshold payout level of 50%.

The Performance Peer Group consists of companies in the Alerian MLP Infrastructure Index as of 1/1/2016. These companies include: Buckeye Partners, LP, DCP Midstream Partners, LP, Enbridge Energy Partners, LP, EnLink Midstream Partners, LP, Enterprise Products Partners, LP, EQT Midstream Partners, LP, Energy Transfer Partners, LP, Genesis Energy, LP, MPLX, LP, NGL Energy Partners, LP, Targa Resources Partners, LP, NuStar Energy LP, ONEOK Partners LP, Plains All American Pipeline, LP, Spectra Energy Partners, LP, Shell Midstream Partners, LP, Sunoco Logistics Partners, LP, TC PipeLines, LP, Tesoro Logistics, LP, Western Gas Partners, LP, and Williams Partners LP.

9.	Other Provisions.

a.
The Participant understands and agrees that payments under this Agreement shall not be used for, or in the determination of, any other payment or benefit under any continuing agreement, plan, policy, practice or arrangement providing for the making of any payment or the provision of any benefits to or for the Participant or the Participant’s beneficiaries or representatives, including, without limitation, any employment agreement, any change of control severance protection plan or any employee benefit plan as defined in Section 3(3) of ERISA, including, but not limited to qualified and non-qualified retirement plans.

b.
Except as otherwise provided herein and in the Plan, in the event that the Participant’s employment with the Company or its Affiliates terminates prior to the vesting of the Phantom Units granted under this Agreement, such Phantom Units shall be forfeited.

c.	The Participant acknowledges that this award and similar awards are made on a selective basis and are, therefore, to be kept confidential.

d.
Neither the Phantom Units, nor the Participant’s interest in the Phantom Units, may be sold, assigned, transferred, pledged, hedged or otherwise disposed of or encumbered at any time prior to the vesting and payment of such Phantom Units under this Agreement.

e.
If the Participant at any time forfeits any or all of the Phantom Units pursuant to this Agreement, the Participant agrees that all of the Participant’s rights to and interest in the Phantom Units shall terminate upon forfeiture without payment of consideration.

f.
The Committee shall make the determination as to whether an event has occurred resulting in the forfeiture of the Phantom Units, in accordance with this Agreement and the Plan, and all determinations of the Committee shall be final and conclusive.

g.
With respect to the right to receive payment of the Units under this Agreement, nothing contained herein shall give the Participant any rights that are greater than those of a general creditor of the Company.

10.
Notices. All notices to the Company required hereunder shall be in writing and delivered by hand or by mail, addressed to Magellan Midstream Partners, L.P., One Williams Center, Mail Drop 28-4, Tulsa, Oklahoma 74172, Attention: Compensation Department. Notices shall become effective upon their receipt by the Company if delivered in the forgoing manner.

Magellan GP, LLC

Michael N. Mears
President and Chief Executive Officer
Magellan GP, LLC

Dated: February 1, 2016